COOPERATION AGREEMENT

THIS COOPERATION AGREEMENT (“Agreement”), dated as of April 20, 2004, by and between China Communications Corp., a Delaware corporation (“CCC”), and China Daily Information Company d/b/a Chinadaily.com.cn, a Chinese corporation (“CDC”), is in connection with a business portal website owned by CCC that is devoted to providing business-to-business yellow pages directory services and economic, financial, political, cultural, social, demographic, and other information regarding the People’s Republic of China, including Mainland China and Hong Kong, to foreign businesses, chambers of commerce, and governments interested in doing business in the People’s Republic of China or with Chinese businesses (the “China B2B Site”).

WHEREAS, CDC is a subsidiary of China Daily Newspaper Group (“CDNG”), which is the publisher of China Daily, and is an affiliate of a government body;

WHEREAS, CDC owns and operates www.chinadaily.com.cn (the “CDC Site”), which is an online version of China Daily and is currently the most influential English-language online news portal from the People’s Republic of China;

WHEREAS, CDC currently operates BizChina as part of the CDC Site, and BizChina provides, among other information, news on everyday business happenings in the People’s Republic of China, in-depth reports of macro- and micro-economics and specific industries, statistics, and consulting services;

WHEREAS, CCC wishes to obtain full support and information from CDC to incorporate into the China B2B Site; and

WHEREAS, concurrently herewith CDC and CCC are entering into a subscription agreement (“Equity Agreement”) whereby CCC will issue and sell 14,000,000 shares of CCC’s common stock, $0.0001 par value (“CCC Shares”), in consideration of CDC’s execution and delivery of this Agreement, the startup services provided by CDC and CDC’s performance of its other obligations and grant of rights to CCC hereunder in connection with the China B2B Site;

NOW, THEREFORE, in consideration of the premises, covenants, and representations and warranties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	CHINA B2B SITE

A.
Description. The China B2B Site is currently intended to be the primary online, business-to-business trade bridge portal for both finding business opportunities in the People’s Republic of China and obtaining economic, political, cultural, social, and other information regarding the People’s Republic of China by foreign businesses, chambers of commerce, and governments interested in doing business in the People’s Republic of China or with Chinese businesses, in furtherance of attracting and facilitating foreign investment in the People’s Republic of China and assisting Chinese businesses to develop overseas markets. The parties acknowledge and agree that the details, nature, scope, and focus of the China B2B Site may change from time to time, as determined by CCC’s management team.

B.
Editorial Control. The parties acknowledge that the content of the China B2B Site shall initially consist of primarily content provided by CDC as set forth in Paragraph 2.A. below; however, the layout, features, links, and all other aspects of the China B2B Site shall be determined by CCC, except as otherwise specifically stated herein. The editorial control of CDC Content (as defined below) shall be finally determined by CDC, except as on its website.

C.
Ownership. All right, title, and interest in and to the China B2B Site, including, without limitation, the domain name, content displayed or archived on the China B2B Site (except for content provided by CDC for which a license is being granted pursuant to Section 2.E.), and all technical elements of the China B2B Site, shall be owned solely by CCC.

D.
User Data. All user data collected through the China B2B Site shall be the exclusive property of CCC. Subject to applicable law and required privacy policies, CDC shall have full access to and the right to use such user data free of charge and CCC shall provide full cooperation and assistance to facilitate CDC’s use of such user data.

2.	CDC’S OBLIGATIONS AND LICENSE REGARDING CONTENT

A.
Delivery of Content. CDC shall endeavor to use its best efforts to deliver to CCC, in an electronic format designated by CCC, and in English and, if requested by CCC or where appropriate, in Chinese, the following categories of information (collectively, “CDC Content”):

(1)
Yellow Pages. “Yellow page” information listing as many Chinese businesses as possible, including, without limitation, business name, address, phone and fax numbers, e-mail address, map or driving directions, and if such company has a website, a link to such website. Such information shall be organized nationwide and by regions as designated by CCC, in alphabetical order, and by product categories, and will be provided in both English and Chinese.

(2)
Useful Information. Up-to-date information of all types that potential users of the China B2B Site might be interested in learning, including, without limitation, (i) regular overviews of the investment and economic climate in both Mainland China and Hong Kong, (ii) reports from the China Business/Investment Development Council, or the appropriately named equivalent government agency, (iii) news of the day relating to the Chinese Yuan, financial market, industry, legal/regulatory changes, tax, politics, and any other information that business may be interested in finding out, (iv) PRC Government’s official overviews and statistics on interest rates, tax incentives, monetary policy, funding opportunities, growth rates, economic projections, GDP, etc., (v) information on various governmental bodies and their roles and contact information, (vi) useful tips and guide (including expert analysis) on how to do business in China, by region (including Hong Kong), and with Chinese businesses (e.g., obtaining various governmental licenses and approvals, shipping information, and information on letters of credits and industrial zones), and (vii) other demographic, geographic, industry, commerce, market, financial, cultural, social, political, tax, legal, and regulatory information, including actual text of relevant laws, rules, regulations, ordinances, proclamations, and edicts. Without limiting the generality of the foregoing, the parties agree that CDC shall provide to CCC for use on the China B2B Site, at a minimum, all information currently provided on the BizChina portion of the CDC Site. In any event, as long as CDC provides all information currently provided on the BizChina portion of the CDC site and tries to provide all required CDC Content as required herein, CDC shall not be deemed to be in breach of its obligations in this Section 2A.

(3)	Other Information. Other information that CCC and CDC agree from time to time.

B.
Schedule of Delivery. CDC will deliver the CDC Content as expeditiously as practicable, it being understood that the launch of the China B2B Site is currently scheduled to occur on August 31, 2004. Thereafter, CDC will deliver updated content to CCC, to ensure that the CDC Content is accurate and up-to-date. The parties acknowledge and agree that CDC’s timely provision of the CDC Content is of the essence of this Agreement and is critical to the success of the China B2B Site. CCC shall give CDC at least three months from the date hereof to collect the CDC Content prior to the launch of the China B2B Site.

C.	BizChina. CDC shall place a prominent link to the China B2B Site on every page of the BizChina portion of the CDC Site.

D.
Language. The China B2B Site will be primarily in English and secondarily in Chinese. CCC, however, shall have the right to translate the content into any other languages, at its sole discretion, and create different language versions of some or all of the content.

E.
License. CDC hereby grants to CCC an irrevocable, fully paid-up, non-exclusive, right and license to use, and authorize its directly and indirectly 100% owned subsidiaries to use, without the right to further sub-license without the prior approval of CDC, the CDC Content for the term of this Agreement or its amendment, throughout the world, in and in connection with the China B2B Site, including in advertising, marketing, and promotional materials for the China B2B Site in all media, now known or hereafter developed. The foregoing license shall also include the right to use the “yellow page” information and other portions of the CDC Content in print materials and to create subsites within the China B2B Site.

F.	Costs. All costs and expenses incurred by CDC in the performance of its obligations hereunder will be borne by CDC, unless otherwise agreed to in writing by CCC.

3.	ADVERTISING AND OTHER INCOME

A.
Advertising. The parties acknowledge that the China B2B Site may contain third-party advertising. CCC will have the exclusive right to sell all advertising (including yellow page listings and sponsorships) on the China B2B Site, and retain all revenues derived therefrom; however, CDC agrees to actively assist and otherwise cooperate with CCC in securing advertisers for the China B2B Site. For any business so generated by CDC, CDC shall be entitled to be compensated by receiving 20% of the gross revenues paid with respect to that business. In addition, CCC will have the right to offer potential advertisers placement of certain ads on both the China B2B Site and CDC Site, provided that such placement on the CDC Site will be limited to an amount of the advertising space to be mutually agreed to by CDC and CCC in good faith. For any business generated by CCC for the CDC site, CDC and CCC will share any fees for such advertising placement on the CDC Site as follows: CCC and CDC each shall receive 50% of the gross revenues paid with respect to that business.

B.
Other Income. Without limiting CCC’s rights as set forth in Paragraph 3.A. above, CDC agrees that CCC shall have the exclusive right to retain all income derived from or in connection with the China B2B Site and the use of the CDC Content as contemplated hereunder.

4.	CDC CONSIDERATION

CDC acknowledges and agrees that its sole consideration for entering into this Agreement, performing its obligations hereunder, and granting the rights to CCC as set forth herein is its receipt of the 14,000,000 CCC Shares under the Equity Agreement as set forth in the recitals above unless otherwise agreed to hereunder. Accordingly, CDC agrees that it will not be entitled to any part of the income derived from or in connection with the China B2B Site or the use of the CDC Content by CCC or its subsidiaries, except for business generated by CDC pursuant to Section 3A.

5.	PRC GOVERNMENT SUPPORT

A.
CDC shall seek support for CCC and the China B2B Site from various PRC Government organizations, including national, provincial, and city governments, and will use its best efforts to (i) obtain permission from such government organizations to state on the China B2B Site and in the marketing and promotion materials for the same that the China B2B Site is published under the auspices of such government organizations, and (ii) cause such government organizations to place a link to the China B2B Site on each of their English language websites, and also allow link from the China B2B Site to such websites.

B.	CDC represents and warrants that in connection with this project it has the full support of the relevant Chinese government authority in charge thereof.

C.
CDC shall assist CCC in obtaining all necessary government approvals and licenses from the PRC government authorities in order for CCC to operate the China B2B Site. The parties acknowledge and agree that the support of the PRC government authorities for the China B2B Site is important to this Agreement.

6.	PROMOTIONAL SUPPORT

A.
CDC will actively promote, throughout the Term, the China B2B Site on the CDC site, in all newspapers and all other publications owned by CDNG, including, without limitation, China Daily, Shanghai-Star, and any online versions thereof, and radio, television and other media at least majority owned directly or indirectly by CDNG. Any online promotion (such as on the CDC site or any online version of CDNG publications) shall include, at a minimum, a direct link from the front page to the China B2B Site. The exact nature, placement, and timing of such promotions will be mutually determined by CCC and CDC; it being understood and agreed that as between CCC and CDC all costs associated with such advertising and promotions shall be borne solely by CDC.

B.
CCC may use the name, logo, trademark, service mark, and other indicia of CDC and CDNG on the China B2B Site and in any advertising, marketing, and promotional material therefor and in CCC company materials, to indicate the China B2B Site’s and CCC’s affiliation with CDC and CDNG, subject to prior approval of the form of use.

C.
CCC currently intends to organize promotional events in New York City and Paris to promote the launching of the China B2B Site, at its sole cost and expense. CDC agrees to use reasonable efforts to assist CCC and participate in such promotional events as requested by CCC. All out-of-pocket costs and expenses incurred by CDC in participating in such events shall be borne and reimbursed by CCC, subject to prior approval by CCC.

7.	CROSS-LICENSING OF FREE INFORMATION

CCC hereby grants to CDC a limited license to use any information appearing on the China B2B Site for which CCC has not paid or is not obligated to pay any consideration, or has not been paid or is due any consideration, on the CDC Site free of charge (it is understood that consideration could be in any form, including barter exchange). Similarly, but without limiting CDC’s obligation to provide content for the China B2B Site pursuant to Paragraph 2.A. above, CDC hereby grants to CCC a limited license to use any information appearing on the CDC Site for which CDC has not paid or is not obligated to pay any consideration, or has not been paid or is due any consideration, on the China B2B Site free of charge (it is understood that consideration could be in any form, including barter exchange). Such uses shall, however, be subject to any applicable third-party restrictions.

8.	2008 BEIJING OLYMPICS

CCC and CDC will cooperate in good faith to find opportunities for the China B2B Site to be associated with the 2008 Beijing Olympics, such as use of the Olympics trademark and logo on the China B2B Site by CCC and/or its advertisers and direct link to the official Olympics website. In furtherance thereof, CDC agrees to use its best efforts to, as expeditiously as practicable, facilitate CCC’s contacts with the Olympics Committee, including, without limitation, setting up meetings between CCC’s executives and high-level members of the Olympics Committee and relevant PRC Government officials.

9.	CDC’S OBLIGATION REGARDING CCC BUSINESS PLAN

CDC agrees to provide reasonable assistance to CCC in connection with CCC’s development of its business plans and investor materials, which assistance may include, without limitation, furnishing and/or verifying information regarding the People’s Republic of China, the type of information and data that will be provided by CDC in connection with the China B2B Site, and the type of support that CDC has secured or can secure from the PRC Government.

10.	TERM AND TERMINATION

A.	The term of this Agreement (“Term”) will commence upon the date hereof and will continue for twenty (20) years, subject to renewal upon mutual agreement of the parties.

B.
In the event of breaches of any material provision of this Agreement, the non-breaching party shall have the right, after providing written notice of the breach to the breaching party and a period of not less than ninety (90) days to cure, to immediately terminate this Agreement.

C.	All provisions herein that by their nature survive the termination of this Agreement shall remain in full force and effect after termination of this Agreement.

11.	EXCLUSIVITY

CDC, CDNG and any affiliate represents, warrants, covenants, and agrees that during the Term, neither CDC, CDNG, nor any of their affiliates, shall directly or indirectly operate, fund, sponsor, link to, or otherwise support any website or online service that is competitive, in whole or in part, with the China B2B Site anywhere in the world. Similarly, CCC and its subsidiaries shall not directly or indirectly operate, fund, sponsor, link to or otherwise support any website or online service that is in direct competition with the China B2B site anywhere in the world unless CCC directly or indirectly owns it 100%.

12.	REPRESENTATIONS AND WARRANTIES

A.
CCC and CDC each represents and warrants that it has the full power and authority to enter into and perform its obligations under this Agreement, and neither the execution of, nor the performance of its respective obligations under, this Agreement will violate any other agreement to which it is a party.

B.
CDC further represents and warrants that (i) it has the necessary right and authority to provide all CDC Content to CCC for use as contemplated hereunder and the use of the CDC Content (including any name, logo, trademark or service mark contained therein) as contemplated hereunder will not trigger any consent or payment obligations to any third party, nor will such use infringe or violate any third party right or any governmental laws or regulations, (ii) the CDC Content will be accurate and up to date, (iii) it will take all precautions to ensure that the CDC Content does not contain any virus, worm, trojan horse, or other harmful element, and (iv) it will use its best efforts to obtain all necessary approvals from the appropriate PRC government organizations in connection with the China B2B Site.

C.
Except as specifically set forth herein, neither party makes any warranty, express or implied, with respect to any matter, and expressly disclaims the warranties or conditions of non-infringement, merchantability, and fitness for any particular purpose.

D.
CDC represents and warrants that, contemporaneously with the execution and delivery of this Agreement, CDNG is executing and delivering to CCC an authorized letter of CDNG by which CDNG irrevocably confirms that CDC has the exclusive and perpetual right to online information and business.

E.
The parties mutually represent and warrant that CCC is not, under this Agreement or otherwise by virtue of its relationship with CDC and its affiliates, engaging or agreeing to engage in any activities on behalf of or in furtherance of the interests of the PRC, except if at all, only as and to the extent of private and nonpolitical activities in furtherance of bona fide trade or commerce.

13.	INDEMNITY

Each party agrees to indemnify, defend, and hold harmless the other party, and its respective officers, directors, employees, agents, attorneys, and successors, from and against any and all liability, loss, damages, claims or causes of action, and expenses, including reasonable outside legal fees and expenses, arising out of or related to such party’s material breach of any representation or warranty hereunder or any failure by such party to perform its obligations as provided herein.

14.	CONFIDENTIALITY AND NO ASSIGNMENT

CDC shall not disclose any material terms of this Agreement, or any non-public information relating to CCC’s business, other than (i) to those employees, affiliates, and third parties that have a need to know in rendering their services in connection with this Agreement, and provided further that each such party agrees to keep such information confidential, or (ii) as required by law or (iii) to its affiliates and parent company. Neither party shall assign or otherwise transfer, in whole or in part, its rights or obligations under this Agreement without the prior written consent of the other party (which shall not be unreasonably withheld); provided, however, that either party may assign this Agreement in its entirety to an entity that acquires all or substantially all of such party’s assets, or in connection with any merger or consolidation, whether or not it is the surviving entity; provided further, however, that no such assignment by either party shall relieve it of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. CCC shall not disclose any material terms of this Agreement to any third party without the prior approval of CDC, other than to CCC’s investors, prospective investors, officers, directors, employees, consultants, counsel, accountants and representatives who reasonably need to know the same, and pursuant to any law, rule or regulation.

15.	PRESS RELEASE

Any press release issued by CCC or CDC regarding this Agreement that identifies the other party shall be approved by such other party prior to public dissemination, which approval shall not be unreasonably withheld or delayed.

16.	REMEDY

In the event either party breaches any material provision of this Agreement, without limiting any other rights or remedies, each party agrees that the non-breaching party shall be entitled to an injunctive or other equitable relief to enforce the terms of this Agreement.

17.	VENUE; CHOICE OF LAW

This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of New York, including all matters of construction, validity, performance, and enforcement, without regard to its conflict of laws principles. The parties agree that the courts located in New York County, in the State of New York, shall be the sole venue for any action brought against the other party and shall have the exclusive personal jurisdiction with respect thereto.

18.	NOTICE

All notices required or desired to be transmitted hereunder shall be in writing and shall be transmitted by registered or certified mail (postage prepaid and return receipt requested), courier, messenger, or facsimile to the following addresses:

For CCC: China Communications Corp., 80 River Street, Hoboken, NJ 07030, Attention: Armand Rousso; with a copy to Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, Attention: Andrew M. Ross, Esq. (fax: 1-212-407-4990).

For CDC. Chinadaily.com.cn, 900 3rd Avenue, 5th Floor, New York, New York 10022, Attention: Lingling Sun (fax: 1-646-495-3128).

19.	ENTIRE AGREEMENT/AMENDMENT

This Agreement supersedes all prior negotiations, representations, and agreements, either written or oral related hereto. No change or modification of this Agreement, or waiver of any of its provisions, shall be effective unless made in writing and signed by both parties.

20.	GENERAL

If any provision hereof is found to be illegal, invalid, or unenforceable, such provision shall be modified to the minimum extent necessary to make such provision valid and enforceable, and the remainder of this Agreement shall remain in full force and effect. No waiver of rights under this Agreement by either party shall constitute a subsequent waiver of this or any other right under this Agreement. CCC and CDC are independent contractors. No agency, partnership, joint venture, or employment relationship is created between the parties, and neither party shall have the right or authority to bind the other party in any way, unless otherwise agreed to by the applicable party in writing. This Agreement may be executed in counterparts, all of which when taken together shall be deemed to constitute one and the same instrument.

CHINA COMMUNICATIONS CORP.		CHINADAILY.COM.CN

By:	/s/ Armand Rousso	By:	/s/ Zhang Ping
	Armand Rousso Its: Chairman of the Board		Zhang Ping Its: President